GRAINGER REPORTS RESULTS FOR THE FIRST QUARTER 2023

Continued strong performance amidst resilient demand environment;
Company raises full year 2023 guidance

First Quarter Highlights
•Delivered sales of $4.1 billion, up 12.2%, or 14.5% on a daily, constant currency basis
•Generated operating earnings of $680 million, up 27.4%, with operating margin of 16.6%, up 200 basis points
•Achieved diluted EPS of $9.61, an increase of 36.0%
•Produced $454 million in operating cash flow and returned $229 million to Grainger shareholders through dividends and share repurchases
•Recognized as one of the Fortune 100 Best Companies to Work For® for the second consecutive year
•Updating full year 2023 total Company guidance ranges, including daily sales growth of 7% to 11% and an increased diluted EPS range of $34.25 to $36.75

CHICAGO, April 27, 2023 - Grainger (NYSE: GWW) today reported results for the first quarter of 2023 with sales of $4.1 billion, up 12.2%, or 14.5% on a daily, constant currency basis, and diluted EPS of $9.61, up 36.0% compared to the first quarter of 2022.

"The team continues to perform well amidst a resilient demand environment. Both segments delivered strong growth and expanded margins, while we continued to invest in our growth engines and provide exceptional customer service," said D.G. Macpherson, Chairman and CEO. "Given the strong, profitable growth in the quarter, we are raising our earnings outlook for the full year 2023."

2023 First Quarter Financial Summary

($ in millions)	Q1 2023 (1)	Q1 2022 (1)	Q1'23 vs. Q1'22
			Fav. / (Unfav.)
Net Sales	$4,091	$3,647	12.2%
Gross Profit	$1,634	$1,383	18.1%
Operating Earnings	$680	$534	27.4%
Net Earnings Attributable to W.W. Grainger, Inc.	$488	$366	33.4%
Diluted Earnings Per Share	$9.61	$7.07	36.0%

Gross Profit Margin	39.9%	37.9%	200 bps
Operating Margin	16.6%	14.6%	200 bps
Effective Tax Rate	23.3%	25.5%	220 bps
(1) Results are consistent on a reported and adjusted basis.

Revenue
Sales in the quarter, on a reported and daily basis, increased 12.2% as compared to the first quarter of 2022. Excluding the unfavorable foreign exchange impact of 2.3%, sales on a daily, constant currency basis were up 14.5% compared to the first quarter of 2022.

In the High-Touch Solutions N.A. segment, daily sales were up 14.5% compared to the first quarter of 2022, primarily due to strong price realization and continued volume growth. In the Endless Assortment segment, daily sales were up 3.8% or 14.0% on a daily, constant currency basis compared to the first quarter of 2022. Revenue growth was driven by core small business growth with new and repeat customers at Zoro U.S., as well as new customer acquisition, repeat business and enterprise customer growth at MonotaRO. Revenue growth in the first quarter at MonotaRO was negatively impacted by winter weather and a slower return to work after the New Year holiday.

Gross Profit Margin
Gross profit margin for the first quarter of 2023 was 39.9%, a 200 basis point increase compared to the first quarter of 2022. The increase was driven by favorability in both segments.

In the High-Touch Solutions N.A. segment, gross profit margin expanded by 195 basis points over the prior year first quarter primarily due to freight and supply chain efficiencies, as well as continued favorable product mix. In the Endless Assortment segment, gross profit margin expanded by 140 basis points versus the prior year first quarter driven by strong price realization, continued freight efficiencies and favorable business unit mix.

Earnings
Operating earnings for the first quarter of 2023 were $680 million, up 27.4% versus the first quarter of 2022. Operating margin in the quarter was 16.6%, an increase of 200 basis points over the first quarter of 2022 driven by the expanded gross profit margins in both segments. SG&A leverage was flat year over year.

Diluted earnings per share of $9.61 in the first quarter of 2023 increased 36.0% compared to the first quarter of 2022 due primarily to the strong operating performance.

Tax Rate
The first quarter 2023 effective tax rate was 23.3%, compared to 25.5% in the first quarter of 2022. The decrease in the effective tax rate was primarily due to increased stock compensation tax benefit.

Cash Flow
During the first quarter of 2023, the Company generated $454 million of cash flow from operating activities, as net earnings were partially offset by working capital investments in the period. The Company invested $98 million in capital expenditures, resulting in free cash flow of $356 million. During the quarter, the Company distributed $229 million to Grainger shareholders through dividends and share repurchases.

Guidance
Given the strong first quarter results and expectations for the remainder of the year, the Company is updating its full year 2023 guidance ranges as noted below, including an increased outlook for diluted EPS, operating cash flow and share repurchases:

Total Company(1)	Previous 2023 Guidance Range (as of February 2, 2023)	Updated 2023 Guidance Range (as of April 27, 2023)
Net Sales	$16.2 - $16.8 billion	$16.2 - $16.8 billion
Sales Growth	6.6% - 10.6%	6.6% - 10.6%
Daily Sales Growth	7.0% - 11.0%	7.0% - 11.0%
Gross Profit Margin	38.1% - 38.3%	39.1% - 39.4%
Operating Margin	14.4% - 14.9%	15.2% - 15.7%
Diluted Earnings per Share	$32.00 - $34.50	$34.25 - $36.75
Operating Cash Flow	$1.45 - $1.65 billion	$1.6 - $1.8 billion
CapEx (cash basis)	$450 - $525 million	$450 - $525 million
Share Buyback	$550 - $700 million	$650 - $800 million
Effective Tax Rate	~25.0%	~24.0%

Segment Operating Margin
High-Touch Solutions N.A.	16.3% - 16.8%	17.3% - 17.8%
Endless Assortment	8.6% - 9.0%	7.9% - 8.3%
(1) Guidance provided is on an adjusted basis. Daily sales growth adjusted for the impact of one fewer selling day in 2023 as compared to 2022. The Company does not reconcile forward-looking non-GAAP financial measures. For further details see the supplemental information of this release.

Webcast
The Company will conduct a live conference call and webcast at 11:00 a.m. ET on Thursday, April 27, 2023 to discuss the first quarter results. The webcast will be hosted by D.G. Macpherson, Chairman and CEO, and Deidra Merriwether, Senior Vice President and CFO, and can be accessed at invest.grainger.com. For those unable to participate in the live event, a webcast replay will be available for 90 days at invest.grainger.com.

About Grainger
W.W. Grainger, Inc., with 2022 sales of $15.2 billion, is a leading broad line distributor with operations primarily in North America, Japan and the United Kingdom. Grainger achieves its purpose, We Keep the World Working®, by serving more than 4.5 million customers worldwide with innovative technology and deep customer relationships. The Company operates two business models. In the High-Touch Solutions segment, Grainger offers more than 2 million maintenance, repair and operating (MRO) products and several services, such as technical support and inventory management. In the Endless Assortment segment, Zoro.com offers customers access to more than 12 million items, and MonotaRO.com provides more than 20 million items. For more information, visit invest.grainger.com.

Visit invest.grainger.com to view information about the Company, including a supplement regarding 2023 first quarter results. Additional Company information can be found on the Grainger Investor Relations website which includes the Company Snapshot and ESG report.

©2023Fortune Media IP Limited All rights reserved. Used under license. Fortune and Fortune100 Best Companies to Work For® are registered trademarks of Fortune Media IP Limited and are used under license. Fortune and Fortune Media IP Limited are not affiliated with, and do not endorse products or services of, W.W. Grainger, Inc.

Safe Harbor Statement
All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project,” “will,” or “would,” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Forward-looking statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from those presented or implied in the forward-looking statements include, without limitation: inflation, higher product costs or other expenses, including operational and administrative expenses; the impact of macroeconomic pressures and geopolitical trends, changes and events, including the impact of Russia’s invasion of Ukraine on the global economy, tensions across the Taiwan Straits and in overall relations with China, and the ramifications of these and other events; a major loss of customers; loss or disruption of sources of supply; changes in customer or product mix; increased competitive pricing pressures; changes in third party practices regarding digital advertising; failure to enter into or sustain contractual arrangements on a satisfactory basis with group purchasing organizations; failure to develop, manage or implement new technology initiatives or business strategies, including with respect to the Company’s eCommerce platforms; failure to adequately protect intellectual property or successfully defend against infringement claims; fluctuations or declines in the Company's gross profit margin; the Company’s responses to market pressures; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, regulations related to advertising, marketing and the Internet, consumer protection, pricing (including disaster or emergency declaration pricing statutes), product liability, compliance or safety, trade and export compliance, general commercial disputes, or privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; failure to comply with laws, regulations and standards, including new or stricter environmental laws or regulations; government contract matters; disruption or breaches of information technology or data security systems involving the Company or third parties on which the Company depends; general industry, economic, market or political conditions; general global economic conditions including tariffs and trade issues and policies; currency exchange rate fluctuations; market volatility, including price and trading volume volatility or price declines of the Company’s common stock; commodity price volatility; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; outbreaks of pandemic disease or viral contagions such as the COVID-19 pandemic; natural or human induced disasters, extreme weather and other catastrophes or conditions; effects of climate change; failure to execute on our efforts and programs related to environmental, social and governance matters; competition for, or failure to attract, retain, train, motivate and develop executives and key employees; loss of key members of management or key employees; changes in effective tax rates; changes in credit ratings or outlook; the Company’s incurrence of indebtedness or failure to comply with restrictions and obligations under its debt agreements and instruments and other factors identified in the Company’s filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. The preceding list is not intended to be an exhaustive list of all of the factors that could impact the Company’s forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Brodie Bertrand	Kyle Bland
VP, Communications & Public Affairs	VP, Investor Relations

Communications@grainger.com.	Abby Schill
Sr. Manager, Investor Relations

InvestorRelations@grainger.com

W.W. Grainger, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In millions of dollars, except for share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Net sales	$4,091	$3,647
Cost of goods sold	2,457	2,264
Gross profit	1,634	1,383
Selling, general and administrative expenses	954	849
Operating earnings	680	534
Other (income) expense:
Interest expense – net	24	23
Other – net	(6)	(6)
Total other expense – net	18	17
Earnings before income taxes	662	517
Income tax provision	154	132
Net earnings	508	385
Less net earnings attributable to noncontrolling interest	20	19
Net earnings attributable to W.W. Grainger, Inc.	$488	$366

Earnings per share:
Basic	$9.66	$7.11
Diluted	$9.61	$7.07
Weighted average number of shares outstanding:
Basic	50.2	51.1
Diluted	50.5	51.4
Diluted Earnings Per Share
Net earnings as reported	$488	$366
Earnings allocated to participating securities	(3)	(3)
Net earnings available to common shareholders	$485	$363
Weighted average shares adjusted for dilutive securities	50.5	51.4
Diluted earnings per share	$9.61	$7.07

W.W. Grainger, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions of dollars)
(Unaudited)

	As of
	(Unaudited)
Assets	March 31, 2023	December 31, 2022
Current assets
Cash and cash equivalents	$461	$325
Accounts receivable (less allowances for credit losses of $38 and $36, respectively)	2,294	2,133
Inventories – net	2,252	2,253
Prepaid expenses and other current assets	183	266
Total current assets	5,190	4,977
Property, buildings and equipment – net	1,468	1,461
Goodwill	370	371
Intangibles – net	234	232
Operating lease right-of-use	386	367
Other assets	177	180
Total assets	$7,825	$7,588

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities	$37	$35
Trade accounts payable	1,074	1,047
Accrued compensation and benefits(1)	230	334
Operating lease liability	65	68
Accrued expenses	372	474
Income taxes payable(2)	146	52
Total current liabilities	1,924	2,010
Long-term debt	2,278	2,284
Long-term operating lease liability	340	318
Deferred income taxes and tax uncertainties	129	121
Other non-current liabilities	109	120
Shareholders' equity	3,045	2,735
Total liabilities and shareholders’ equity	$7,825	$7,588

(1) Decrease driven by management incentive plan paid in March 2023.
(2) Increase driven by tax payments to be relieved in April 2023.

W.W. Grainger, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions of dollars)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net earnings	$508	$385
Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision for credit losses	4	4
Deferred income taxes and tax uncertainties	10	7
Depreciation and amortization	51	52
Stock-based compensation	12	9
Change in operating assets and liabilities:
Accounts receivable	(162)	(263)
Inventories	4	(65)
Prepaid expenses and other assets	74	(39)
Trade accounts payable	53	228
Accrued liabilities	(198)	(53)
Income taxes – net	102	86
Other non-current liabilities	(4)	(8)
Net cash provided by operating activities	454	343
Cash flows from investing activities:
Capital expenditures	(98)	(57)
Proceeds from sale of assets	2	—
Net cash used in investing activities	(96)	(57)
Cash flows from financing activities:
Proceeds from debt	6	—
Payments of debt	(18)	—
Proceeds from stock options exercised	23	6
Payments for employee taxes withheld from stock awards	(3)	(2)
Purchases of treasury stock	(142)	(79)
Cash dividends paid	(87)	(84)
Other – net	(3)	—
Net cash used in financing activities	(224)	(159)
Exchange rate effect on cash and cash equivalents	2	(4)
Net change in cash and cash equivalents	136	123
Cash and cash equivalents at beginning of period	325	241
Cash and cash equivalents at end of period	$461	$364

SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP
FINANCIAL MEASURES (Unaudited)

The Company supplements the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with the non-GAAP financial measures as defined below. The Company believes these non-GAAP financial measures provide meaningful information to assist investors in understanding financial results and assessing prospects for future performance as they provide a better baseline for analyzing the ongoing performance of its business by excluding items that may not be indicative of core operating results.

Adjusted gross profit, adjusted SG&A, adjusted operating earnings, adjusted net earnings, adjusted EPS
Exclude certain non-recurring items, like restructuring charges, asset impairments, business divestitures and other non-recurring, infrequent or unusual gains and losses (together referred to as “non-GAAP adjustments”), from the Company’s most directly comparable reported U.S. GAAP figures (reported gross profit, SG&A, operating earnings, net earnings and EPS).

Free cash flow (FCF)
Calculated using total cash provided by operating activities less capital expenditures. The Company believes the presentation of FCF allows investors to evaluate the capacity of the Company's operations to generate free cash flow.

Daily sales
Refers to net sales for the period divided by the number of U.S. selling days for the period.

Daily, constant currency sales
Refers to the daily sales adjusted for changes in foreign exchange.

Daily, constant currency sales in local days
Refers to the daily sales adjusted for changes in foreign exchange and local selling days for the business unit.

Foreign exchange impact
Calculated by dividing current period local currency daily sales by current period average exchange rate and subtracting the current period local currency daily sales divided by the prior period average exchange rate.

U.S. selling days:
2022: Q1-64, Q2-64, Q3-64, Q4-63, FY-255
2023: Q1-64, Q2-64, Q3-63, Q4-63, FY-254
2024: Q1-64, Q2-64, Q3-64, Q4-64, FY-256

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review Company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

This press release also includes certain non-GAAP forward-looking information. The Company believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the Company to predict the timing and likelihood of future restructurings, asset impairments, and other charges. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of the most directly comparable forward-looking GAAP measures is not provided.

The reconciliation provided below reconciles GAAP financial measures to the non-GAAP financial measures used in this release: daily sales; daily, constant currency sales; and free cash flow.

Sales growth for the three months ended March 31, 2023
(percent change compared to prior year period)
(unaudited)

	Q1 2023
	Total Company	High-Touch Solutions North America	Endless Assortment
Reported sales	12.2%	14.5%	3.8%
Day impact	—	—	—
Daily sales(1)	12.2%	14.5%	3.8%
Foreign exchange(2)	(2.3)%	(0.2)%	(10.2)%
Daily, constant currency sales	14.5%	14.7%	14.0%

(1) Based on U.S. selling days, there were 64 selling days in Q1 2023 and Q1 2022.
(2) Foreign exchange impact is calculated by dividing current period local currency daily sales by current period average exchange rate and subtracting the current period local currency daily sales divided by the prior period average exchange rate.

Free cash flow (FCF) for the three months ended March 31, 2023
(in millions of dollars)
(unaudited)

Q1 2023
Cash flows from operating activities	454
Capital expenditures	(98)
Free cash flow	$356

Basis of presentation
The Company has a controlling ownership interest in MonotaRO, which is part of our Endless Assortment segment. MonotaRO’s results are fully consolidated, reflected in U.S. GAAP, and reported one-month in arrears. Results will differ from MonotaRO’s externally reported financials which follow Japanese GAAP.

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